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                                                                      Exhibit 23
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The Board of Directors
Rubbermaid Incorporated:

We consent to incorporation by reference in the registration statements (File Nos. 33-63420, 33-56105, 33-57091, 33-57093, and 33-57097) on Form S-8, and in
the registration statement (File No. 33-54799) on Form S-3 of Rubbermaid Incorporated of our report dated January 31, 1995, relating to the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, cash flows, and shareholders' equity for each of the years in the three-year period ended Decemer 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Rubbermaid Incorporated.





/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
March 27, 1995